                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a)
           OF THE SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [ ]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

                                   NIKE, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

          ---------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

          ---------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

          ---------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

          ---------------------------------------------------------------------
     (5)  Total fee paid:

          ---------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

          ---------------------------------------------------------------------
     (2)  Form, Schedule or Registration Statement No.:

          ---------------------------------------------------------------------
     (3)  Filing Party:

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     (4)  Date Filed:

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

                                   NIKE LOGO

                                   NIKE, INC.
                               ONE BOWERMAN DRIVE
                          BEAVERTON, OREGON 97005-6453

                                                                 August 10, 2001

To Our Shareholders:

     You are cordially invited to attend the annual meeting of shareholders of NIKE, Inc. to be held at the Center for Cultural Exchange, One Longfellow Square, Portland, Maine 04101, on Monday, September 17, 2001, at 1:00 P.M. Eastern Time. Registration will begin at 12:00 P.M.

     NIKE's Cole Haan and Bauer NIKE Hockey subsidiaries are headquartered nearby. I believe that the annual meeting provides an excellent opportunity for shareholders to become better acquainted with NIKE and its directors and officers. I hope that you will be able to attend. Highlights of the meeting will be available on videotape by calling 1-800-640-8007 following the meeting.

     Whether or not you plan to attend, the prompt execution and return of your proxy card will both assure that your shares are represented at the meeting and minimize the cost of proxy solicitation.

                                           Sincerely,

                                    [/s/ Philip H. Knight]
                                           Philip H. Knight
                                           Chairman of the Board,
                                           President, and Chief Executive
                                           Officer

                                   NIKE LOGO

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                               SEPTEMBER 17, 2001

To the Shareholders of NIKE, Inc.

     The annual meeting of shareholders of NIKE, Inc., an Oregon corporation, will be held on Monday, September 17, 2001, at 1:00 P.M., at the Center for Cultural Exchange, One Longfellow Square, Portland, Maine 04101, for the following purposes:

     1.  To elect a Board of Directors for the ensuing year.

     2.  To approve the NIKE, Inc. Employee Stock Purchase Plan.

     3.  To consider a shareholder proposal.

     4. To ratify the appointment of PricewaterhouseCoopers LLP as independent accountants.

     5. To transact such other business as may properly come before the meeting.

     All shareholders are invited to attend the meeting. Shareholders of record at the close of business on July 25, 2001, the record date fixed by the Board of Directors, are entitled to notice of and to vote at the meeting. You must present an admission ticket enclosed in this Proxy Statement.

                       By Order of the Board of Directors

                                 JOHN E. JAQUA
                                   Secretary

Beaverton, Oregon
August 10, 2001

Whether or not you intend to be present at the meeting, please sign and date the enclosed proxy and return it in the enclosed envelope, or vote by telephone or over the internet following the instructions on the proxy.

                                PROXY STATEMENT

     The enclosed proxy is solicited by the Board of Directors of NIKE, Inc. ("NIKE" or the "Company") for use at the annual meeting of shareholders to be held on September 17, 2001, and at any adjournment thereof (the "Annual Meeting"). The Company expects to mail this proxy statement and the enclosed proxy to shareholders on or about August 10, 2001.

     The Company will bear the cost of solicitation of proxies. In addition to the solicitation of proxies by mail, certain officers and employees of the Company, without extra compensation, may also solicit proxies personally or by telephone. The Company has retained ADP Investor Communications Services, 51 Mercedes Way, Edgewood, New York, to assist in the solicitation of proxies from nominees and brokers at an estimated fee of $5,000 plus related out-of-pocket expenses. Copies of proxy solicitation materials will be furnished to fiduciaries, custodians and brokerage houses for forwarding to the beneficial owners of shares held in their names.

     All valid proxies properly executed and received by the Company prior to the Annual Meeting will be voted in accordance with the instructions specified in the proxy. Where no instructions are given, shares will be voted FOR the election of each of the named nominees for director, FOR approval of the NIKE, Inc. Employee Stock Purchase Plan, AGAINST the shareholder proposal regarding business principles for China, and FOR ratification of the appointment of PricewaterhouseCoopers LLP as independent accountants. A shareholder may choose to strike the names of the proxy holders named in the enclosed proxy and insert other names.

     A shareholder giving the enclosed proxy has the power to revoke it at any time before it is exercised by affirmatively electing to vote in person at the meeting or by delivering to John F. Coburn III, Assistant Secretary of NIKE, either an instrument of revocation or an executed proxy bearing a later date.

                               VOTING SECURITIES

     Holders of record of NIKE's Class A Common Stock ("Class A Stock") and holders of record of NIKE's Class B Common Stock ("Class B Stock"), at the close of business on July 25, 2001, will be entitled to vote at the Annual Meeting. On that date, 99,126,334 shares of Class A Stock and 170,114,060 shares of Class B Stock were issued and outstanding. Neither class of Common Stock has cumulative voting rights.

     Each share of Class A Stock and each share of Class B Stock is entitled to one vote on every matter submitted to the shareholders at the Annual Meeting. With regard to Proposal 1, the election of directors, the holders of Class A Stock and the holders of Class B Stock will vote separately. Holders of Class B Stock are currently entitled to elect 25 percent of the total Board, rounded up to the next whole number. Holders of Class A Stock are currently entitled to elect the remaining directors. Under this formula, holders of Class B Stock, voting separately, will elect three directors, and holders of Class A Stock, voting separately, will elect eight directors. Holders of Class A Stock and holders of Class B Stock will vote together as one class on Proposals 2, 3 and 4.

                                   PROPOSAL 1

                             ELECTION OF DIRECTORS

     A Board of 11 directors will be elected at the Annual Meeting. All of the nominees were elected at the 2000 annual meeting of shareholders. Directors will hold office until the next annual meeting of shareholders or until their successors are elected and qualified.

     Thomas E. Clarke, Jill K. Conway and Delbert J. Hayes are nominated by management for election by the holders of Class B Stock. The other eight nominees are nominated by management for election by the holders of Class A Stock.

     Under Oregon law, if a quorum of each class of shareholders is present at the Annual Meeting, the eight director nominees who receive the greatest number of votes cast by holders of Class A Stock and the three director nominees who receive the greatest number of votes cast by holders of Class B Stock will be elected directors. Abstentions and broker non-votes will have no effect on the results of the vote. Unless otherwise instructed, proxy holders will vote the proxies they receive for the nominees listed below. If any nominee becomes unable to serve, the holders of the proxies may, in their discretion, vote the shares for a substitute nominee or nominees designated by the Board of Directors.

     Background information on the nominees as of July 15, 2001, appears below:

NOMINEES FOR ELECTION BY CLASS A SHAREHOLDERS

     Ralph D. DeNunzio -- Mr. DeNunzio, 69, a director of the Company since 1988, is President of Harbor Point Associates, Inc., New York, New York, a private investment and consulting firm. Mr. DeNunzio was employed by the investment banking firm of Kidder, Peabody & Co. Incorporated from 1953 to 1987, where he served as President from 1977 to 1986, as Chief Executive Officer from 1980 to 1987 and as Chairman of the Board of Directors from 1986 to 1987. Mr. DeNunzio served as Vice Chairman and Chairman of the Board of Governors of the New York Stock Exchange from 1969 to 1972 and was President of the Securities Industry Association in 1981. In 1970, Mr. DeNunzio headed the Securities Industry Task Force, which led to enactment of the Securities Investor Protection Act of 1970 and establishment of the Securities Investor Protection Corporation. He is also a director of FDX Corporation and Harris Corporation.

     Richard K. Donahue -- Mr. Donahue, 74, a director since 1977, is Vice Chairman of the Board. He served as President and Chief Operating Officer of the Company from 1990 until 1994. He has been a partner in the law firm of Donahue & Donahue, Lowell, Massachusetts, since 1951. From 1961 to 1963, Mr. Donahue was an assistant to President John F. Kennedy. Mr. Donahue is a former President of the Massachusetts Bar Association and the New England Bar Association. He is a member of the John F. Kennedy Library Foundation. Mr. Donahue is a trustee of the Joyce Foundation and is a director of Courier Corp.

     Douglas G. Houser -- Mr. Houser, 66, a director since 1970, is an Assistant Secretary of the Company and has been a partner in the Portland, Oregon law firm of Bullivant, Houser, Bailey since 1965. Mr. Houser is a trustee of Willamette University and a Fellow in the American College of Trial Lawyers, and has served as a member of the Board of Governors and Treasurer of the Oregon State Bar Association and as a Director of the Rand Corporation, Institute for Civil Justice Board of Overseers.

     John E. Jaqua -- Mr. Jaqua, 80, a director since 1968, is Secretary of NIKE and has been a principal in the law firm of Jaqua & Wheatley, P.C., Eugene, Oregon, since 1962. Mr. Jaqua has served as President of the Oregon State Bar Association and as a State Delegate to the House of Delegates of the American Bar Association.

     Philip H. Knight -- Mr. Knight, 63, a director since 1968, is President, Chief Executive Officer and Chairman of the Board of Directors of NIKE. Mr. Knight is a co-founder of the Company and, except for the period from June 1983 through September 1984, served as its President from 1968 to 1990, and from June 2000 to present. Prior to 1968, Mr. Knight was a certified public accountant with Price Waterhouse and Coopers & Lybrand and was an Assistant Professor of Business Administration at Portland State University.

     Charles W. Robinson -- Mr. Robinson, 81, a director since 1978, is Chairman and President of Robinson & Associates, Inc., Santa Fe, New Mexico, a venture capital firm. From January 1978 to January 1979, Mr. Robinson was Vice Chairman of the Board of Blyth, Eastman, Dillon & Co., Inc. and from March 1977 to December 1977, was Senior Managing Director of Kuhn Loeb & Co., Incorporated. Mr. Robinson served as Under-secretary of State for Economic Affairs from 1974 to 1976, at which time he was appointed Deputy Secretary of State. From 1964 to 1974, Mr. Robinson was President of Marcona Corporation. Mr. Robinson is also a director of Allen Telecom, Inc., and a trustee of The Brookings Institution.

     A. Michael Spence -- Dr. Spence, 57, a director since 1995, is a partner of Oak Hill Venture Partners. He was the Philip H. Knight Professor and Dean of the Graduate School of Business at Stanford University from 1990 to 1999. From 1984 to 1990 he was Dean of the Faculty of Arts and Sciences at Harvard University. He was professor of economics and business administration at Harvard University from 1977 to 1986. He is the author of three books and numerous articles on economics and business. He is a Fellow of the Econometric Society and was for six years Chairman of the National Research Council Board on Science, Technology and Economic Policy. Dr. Spence is also a director of Sun Microsystems, Inc., Siebel Systems, Inc., General Mills, Inc. eGain Communications Corp., Exult, Inc., Torstar Corporation, and ITI Education Corporation.

     John R. Thompson, Jr. -- Mr. Thompson, 59, a director since 1991, was head coach of the Georgetown University men's basketball team from 1972 until 1998. Mr. Thompson also serves as Assistant to the President of Georgetown for Urban Affairs. Mr. Thompson was head coach of the 1988

United States Olympic basketball team. He is a past President of the National Association of Basketball Coaches and presently serves on its Board of Governors.

NOMINEES FOR ELECTION BY CLASS B SHAREHOLDERS

     Thomas E. Clarke -- Dr. Clarke, 50, a director since 1994, joined the Company in 1980, and serves as President of New Business Ventures of the Company. He was appointed divisional vice president in charge of marketing in 1987, corporate Vice President in 1989, General Manager in 1990, and served as President and Chief Operating Officer from 1994 to 1999. Dr. Clarke previously held various positions with the Company, primarily in research, design, development and marketing. Dr. Clarke holds a Doctorate degree in biomechanics.

     Jill K. Conway -- Dr. Conway, 66, a director since 1987, is currently a Visiting Scholar with the Massachusetts Institute of Technology's Program in Science, Technology and Society, and Chairman of Lend Lease Inc., an Australian-based property company. Dr. Conway was President of Smith College, Northampton, Massachusetts, from 1975 to 1985. She was affiliated with the University of Toronto from 1964 to 1975, and held the position of Vice President, Internal Affairs from 1973 to 1975. Her field of academic specialty is history. Dr. Conway is currently a director of Merrill Lynch & Co., Inc., and Colgate-Palmolive Company. She is currently a trustee of Mount Holyoke College.

     Delbert J. Hayes -- Mr. Hayes, 67, a director since 1975, served as Executive Vice President of NIKE from 1980 to 1995. Mr. Hayes served as Treasurer and in a number of other executive positions with the Company from 1975 to 1980. Mr. Hayes was a partner with Hayes, Nyman & Co., certified public accountants, from 1970 to 1975. Prior to 1970, Mr. Hayes was a certified public accountant with Price Waterhouse for eight years.

BOARD OF DIRECTORS AND COMMITTEES

     The Board currently has an Executive Committee, an Audit Committee, a Finance Committee, a Corporate Responsibility Committee, a Personnel Committee, and a Compensation Plan Subcommittee of the Personnel Committee, and may also appoint other committees from time to time. There is currently no Nominating Committee. There were five meetings of the Board of Directors during the last fiscal year. Each director attended at least 75 percent of the total number of meetings of the Board of Directors and committees on which he or she served, except for Dr. Spence who attended 50 percent.

     The Executive Committee of the Board is currently composed of Messrs. Knight (Chairman), Clarke, and Houser. The Executive Committee is authorized to act on behalf of the Board on all corporate actions for which applicable law does not require participation by the full Board. In practice, the Executive Committee acts in place of the full Board only when emergency issues or scheduling make it difficult or impracticable to assemble the full Board. All actions taken by the Executive Committee must be reported at the next Board meeting. The Executive Committee held no formal meetings during the fiscal year ended May 31, 2001, but took actions from time to time pursuant to written consent resolutions.

     The Audit Committee is currently composed of Mr. Hayes (Chairman), Mr. Houser and Dr. Spence. The Audit Committee reviews and makes recommendations to the Board regarding services provided by the independent accountants, reviews with the independent accountants the scope and results of their annual examination of the Company's consolidated financial statements and any recommendations they may have, and makes recommendations to the Board with respect to the engagement or discharge of the independent accountants. The Audit Committee also reviews the Company's procedures with respect to maintaining books and records, the adequacy and implementation of internal auditing, accounting and financial controls, and the Company's policies concerning financial reporting and business practices. The Audit Committee met four times during the fiscal year ended May 31, 2001.

     The Finance Committee is currently composed of Messrs. Robinson (Chairman), DeNunzio, and Hayes. The Finance Committee considers long-term financing options and needs of the Company, long-range tax and currency issues facing the Company, and management recommendations concerning major capital expenditures and material acquisitions or divestments. The Finance Committee met five times during the fiscal year ended May 31, 2001.

     The Corporate Responsibility Committee is currently composed of Dr. Conway (Chair), and Messrs. Donahue and Spence. The Corporate Responsibility Committee reviews significant activities and policies regarding labor and environmental practices, community affairs, charitable and foundation activities, diversity and equal opportunity, and environmental and sustainability initiatives, and makes recommendations to the Board of Directors. The Board established the committee in June 2001.

     The Personnel Committee is currently composed of Mr. DeNunzio (Chairman), Dr. Conway, Mr. Jaqua, Dr. Spence and Mr. Thompson. The Personnel Committee makes recommendations to the Board regarding officers' compensation, management incentive compensation arrangements and profit sharing plan contributions. The Personnel Committee met five times during the fiscal year ended May 31, 2001.

     The Compensation Plan Subcommittee of the Personnel Committee is currently composed of Dr. Spence and Mr. Jaqua. The Subcommittee grants stock options and restricted stock bonuses under the NIKE, Inc. 1990 Stock Incentive Plan, and determines targets and awards under the NIKE, Inc. Executive Performance Sharing Plan and the NIKE, Inc. Long-Term Incentive Plan.

DIRECTOR COMPENSATION AND RETIREMENT PLAN

     Messrs. Knight and Clarke do not receive additional compensation for their services as directors. Directors are reimbursed for travel and other expenses incurred in attending Board meetings. No fee is paid for attending Compensation Plan Subcommittee meetings. In fiscal 2000, directors made a one-time election to be compensated under either:

          (a) the previously existing method, which consists of a fee of $18,000 per year, plus $2,000 for each Board meeting attended, $1,000 for each committee meeting attended, medical insurance, and $500,000 of life insurance coverage, or

          (b) a revised compensation method, which consists of a fee of $36,000 per year, plus $2,000 for each Board meeting attended, $1,000 for each committee meeting attended, an annual grant of an option to purchase 1,000 shares of stock at the market price at grant, but no medical or life insurance benefits while serving or after retirement.

Messrs. DeNunzio, Houser, and Spence elected the latter revised compensation, and any new non-employee directors elected after fiscal 2000 will be compensated in the revised fashion.

     The Company has since 1989 provided certain retirement benefits to non-employee directors who retire after serving for five years or more. The plan has provided that after ten years of service by a director, the Company will provide such director for the remainder of his or her life with $500,000 of life insurance and medical insurance at the levels provided by the Company to all of its employees at the time the director retires. The plan has also provided that a director who has served for at least five years will receive an annual retirement cash payment for life, commencing on the later of age 65 or the date the director retires or ceases to be a member of the Board. The annual retirement cash payment ranges from $9,000 for five years of service up to a maximum of $18,000 for 10 or more years of service.

     In fiscal 2000, in an effort to reduce future retirement obligations, the Board of Directors approved a new retirement plan that allowed directors to make a one-time election to waive their future rights to annual retirement cash payments in exchange for a credit to a stock account under the Company's Deferred Compensation Plan equal to the lump sum present value of the payments based on the actuarial life expectancy of each director. The number of shares of Class B Common Stock credited to each stock account was based on the market price of the stock on September 1, 1999. The three directors that chose the revised compensation method (b) above were required to opt for the new retirement plan. All other directors, except for Messrs. Donahue and Robinson elected the new plan. The number of shares of Class B Common Stock credited to the stock accounts of each director was: Dr. Conway, 4,165; Mr. DeNunzio, 3,852; Mr. Hayes, 4,217; Mr. Houser, 4,243; Mr. Jaqua, 2,610; Dr. Spence, 1,220; and Mr. Thompson, 3,271. Any new non-employee directors elected after fiscal 2000 will not receive retirement benefits.

     New directors elected after the 1993 fiscal year must retire at age 72.

STOCK HOLDINGS OF CERTAIN OWNERS AND MANAGEMENT

     The following table sets forth the number of shares of each class of NIKE securities beneficially owned, as of July 15, 2001, by (i) each person known to the Company to be the beneficial owner of more than 5 percent of any class of the Company's securities, (ii) each of the nominees for director, (iii) each executive officer listed in the Summary Compensation Table ("Named Officers"), and (iv) all nominees, Named Officers, and other executive officers as a group. Because Class A Stock is convertible into Class B Stock on a share-for-share basis, each beneficial owner of Class A Stock is deemed by the Securities and Exchange Commission to be a beneficial owner of the same number of shares of Class B Stock. Therefore, in indicating a person's beneficial ownership of shares of Class B Stock in the table, it has been assumed that such person has converted into Class B Stock all shares of Class A Stock of which such person is a beneficial owner. For these reasons the table contains substantial duplications in the numbers of shares and percentages of Class A and Class B Stock shown for Messrs. Hayes, Jaqua and Knight, and for all directors and officers as a group.

                                                         SHARES
                                       TITLE OF       BENEFICIALLY                  PERCENT OF
                                         CLASS          OWNED(1)                     CLASS(2)
                                       ---------      ------------                  ----------
Thomas E. Clarke(3)..................    Class B          295,264(4)(5)(7)(8)           0.2%
  Portland, Oregon
Jill K. Conway.......................    Class B           71,962(9)
  Boston, Massachusetts
Ralph D. DeNunzio....................    Class B          108,325(4)(9)
  Riverside, Connecticut
Richard K. Donahue...................    Class B          142,706                       0.1%
  Lowell, Massachusetts
Delbert J. Hayes.....................    Class A          670,000                       0.7%
  Newberg, Oregon                        Class B          686,597(9)                    0.4%
Douglas G. Houser....................    Class B           93,323(4)(9)
  Portland, Oregon
John E. Jaqua........................    Class A          585,752
  Eugene, Oregon                         Class B          588,411(9)                    0.6%
Philip H. Knight(3)..................    Class A       94,653,192(6)                   95.5%
  Beaverton, Oregon                      Class B       95,662,016(6)(7)                36.1%
Charles W. Robinson..................    Class B          350,000                       0.2%
  Santa Fe, New Mexico
A. Michael Spence....................    Class B           22,243(4)(9)
  Palo Alto, CA
John R. Thompson, Jr. ...............    Class B           49,833(4)(9)
  Washington, D.C.

                                                         SHARES
                                       TITLE OF       BENEFICIALLY                  PERCENT OF
                                         CLASS          OWNED(1)                     CLASS(2)
                                       ---------      ------------                  ----------
Gary M. DeStefano(3).................    Class B           88,169(4)(5)(7)(8)
  Beaverton, Oregon
Mark G. Parker(3)....................    Class B          408,259(4)(5)(7)(8)           0.2%
  Portland, Oregon
Ian T. Todd(3).......................    Class B           98,162(4)(7)
  Beaverton, Oregon
Nissho Iwai American Corporation.....  Preferred(10)      300,000                     100.0%
  Portland, Oregon
All directors and executive officers
  as a group (21 persons)............    Class A       95,908,944                      96.8%
                                         Class B       99,094,924(4)                   37.3%

---------------
 (1) A person is considered to beneficially own any shares: (a) over which the person exercises sole or shared voting or investment power, or (b) of which the person has the right to acquire beneficial ownership at any time within 60 days (such as through conversion of securities or exercise of stock options). Unless otherwise indicated, voting and investment power relating to the above shares is exercised solely by the beneficial owner or shared by the owner and the owner's spouse or children.

 (2) Omitted if less than 0.1 percent.

 (3) Executive officer listed in the Summary Compensation Table.

 (4) These amounts include the right to acquire, pursuant to the exercise of stock options, within 60 days after July 15, 2001, the following numbers of shares: 221,250 shares for Dr. Clarke, 1,000 shares for Mr. DeNunzio, 1,000 shares for Mr. Houser, 21,000 shares for Dr. Spence, 42,500 shares for Mr. Thompson, 354,002 shares for Mr. Parker, 93,750 shares for Mr. Todd, 45,000 shares for Mr. DeStefano, and 1,070,377 shares for the executive officer and director group.

 (5) Includes shares held in account under the NIKE, Inc. Retirement Savings Plan for Dr. Clarke and Messrs. DeStefano and Parker in the amounts of 2,213, 2,640, and 2,613 shares, respectively.

 (6) Includes (a) 3,368,416 shares held by a limited partnership in which a corporation owned by Mr. Knight's spouse is a co-general partner, (b) 65,224 shares owned by such corporation, (c) 1,000,000 shares held by the Knight Foundation, a charitable trust in which Mr. Knight and his spouse are directors, and (d) 1,950,000 shares held by Oak Hill Strategic Partners, L.P. (formerly F.W. Strategic Partners, L.P.), a limited partnership in which a company owned by Mr. Knight is a limited partner. Mr. Knight has disclaimed ownership of all such shares.

 (7) These amounts include 3,105, 3,105, 1,553, 1,553, and 1,553 restricted shares granted to Dr. Clarke and Messrs. Knight, Parker, Todd, and DeStefano, respectively, under NIKE, Inc. Long-Term Incentive Plan, as to which the restrictions expire August 15, 2002, unless employment terminates before that date, in which case the shares are forfeited. These amounts also include 5,719, 5,719, 2,859, 2,859, and 2,859 restricted shares granted to Dr. Clarke and Messrs. Knight, Parker, Todd, and DeStefano respectively, under NIKE, Inc. Long-Term Incentive Plan, as to which the restrictions expire August 15, 2003, unless employment terminates before that date, in which case the shares are forfeited.

 (8) These amounts include 48,157, 36,117, and 24,078 restricted shares granted in March 2000 to Dr. Clarke and Messrs. Parker and DeStefano, respectively, under NIKE, Inc. 1990 Stock Incentive Plan. The restrictions lapse with respect to one-third of the shares on each of the first three anniversaries of the grant date, unless employment terminates before that date, in which case any remaining restricted shares are forfeited.

 (9) Includes shares credited to accounts under the NIKE, Inc. Deferred Compensation Plan in the following amounts: Dr. Conway, 4,244; Mr. DeNunzio, 3,925; Mr. Hayes, 4,297; Mr. Houser, 4,323; Mr. Jaqua, 2,659; Dr. Spence, 1,243; and Mr. Thompson, 3,333.

(10) Preferred Stock does not have general voting rights except as provided by law, and under certain circumstances as provided in the Company's Restated Articles of Incorporation, as amended.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than 10 percent of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission, the New York Stock Exchange and the Pacific Stock Exchange initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than 10 percent shareholders are required by the regulations of the Securities and Exchange Commission to furnish the Company with copies of all
Section 16(a) forms they file. To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended May 31, 2001 all Section 16(a) filing requirements applicable to its officers, directors and greater than 10 percent beneficial owners were complied with, except as follows. The Company filed one report late for each of Dr. Conway, Mr. DeNunzio, Mr. Hayes, Mr. Houser, Mr. Jaqua, Dr. Spence, and Mr. Thompson, covering the initial crediting of shares of Class B Stock to their accounts under the Deferred Compensation Plan in September 1999 and the crediting of additional shares to their accounts for dividend reinvestments on three dividend payment dates in fiscal year 2000. One report, covering the sale of 352 shares in a retirement account was filed late for Mr. Hayes due to broker error. Finally, one report, covering the sale of 20,000 shares was filed late for Mr. Robinson as a result of the broker's administrative error.

                             EXECUTIVE COMPENSATION

     The following table discloses compensation awarded to, earned by, or paid to the Company's Chief Executive Officer and its next four most highly compensated executive officers for all services rendered by them in all capacities to the Company and its subsidiaries during the fiscal year ended May 31, 2001 and the two preceding fiscal years.

                           SUMMARY COMPENSATION TABLE

                                                                                            LONG-TERM
                                                                                           COMPENSATION
                                              ANNUAL COMPENSATION             RESTRICTED   ------------
                                    ---------------------------------------     STOCK         STOCK                     ALL OTHER
                                                             OTHER ANNUAL       AWARDS       OPTIONS         LTIP      COMPENSATION
NAME AND PRINCIPAL POSITION  YEAR   SALARY($)   BONUS($)    COMPENSATION($)     ($)(2)         (#)        PAYOUTS($)      ($)(1)
---------------------------  ----   ---------   ---------   ---------------   ----------   ------------   ----------   ------------
Philip H. Knight..........   2001   1,300,000     663,000            --              --            0        92,000       586,427(3)
  Chairman, Chief            2000   1,205,300   1,330,651            --              --            0       300,000       666,665
  Executive Officer and      1999   1,115,000     892,000            --              --            0       156,000       936,901
  President
Thomas E. Clarke..........   2001   1,100,000     448,800       103,509(5)           --            0        92,000        75,410(4)
  President of New           2000     910,833     942,712       110,338       2,000,000      150,000       300,000       126,899
  Business Ventures          1999     825,000     618,750            --              --       60,000       156,000       357,306
Ian T. Todd...............   2001   1,091,667     334,050            --              --            0        46,000        64,202
  Vice President             2000   1,041,667     862,500            --              --       50,000       150,000       129,826
  Sports Marketing           1999   1,000,000   2,600,000            --              --      100,000        78,000       137,789
Mark G. Parker............   2001     772,756     256,169            --              --            0        46,000        55,686(4)
  President                  2000     658,333     545,100            --       1,500,000      105,000       150,000        84,994
  NIKE Brand                 1999     600,000     360,000            --              --       52,500        78,000        32,854
Gary M. DeStefano.........   2001     501,042     153,319            --               -            0        46,000        32,924
  President                  2000     387,500     294,113            --       1,000,000       60,000       150,000        47,520
  USA Operations             1999     349,999     192,500            --              --       30,000        78,000        16,969

---------------
(1) Includes contributions by the Company to the NIKE, Inc. Retirement Savings Plan for the fiscal year ended May 31, 2001 in the amount of $12,385 each for Dr. Clarke and Messrs. Parker and DeStefano, and $5,585 each for Messrs. Knight and Todd. Also includes contributions by the Company to the Deferred Compensation Plan for Messrs. Knight, Clarke, Todd, Parker and DeStefano of $80,842, $61,526, $58,617, $41,688, and $20,539, respectively.

(2) Represents the value of restricted shares granted based on the closing market price of the Class B Stock on the grant date. In fiscal 2000, restricted stock grants were made to Dr. Clarke for 72,235 shares, Mr. Parker for 54,176 shares, and Mr. DeStefano for 36,177 shares. The restrictions lapse with respect to one third of the shares on each of the first three anniversaries of the grant date, unless employment terminates before that date, in which case any remaining restricted shares are forfeited. Dividends on restricted shares are paid currently to the holders. On May 31, 2001, the number of remaining restricted shares and the dollar value of those shares based on the fair market value of $41.10 per share on that date was 48,157 shares with a value of $1,979,253 for Dr. Clarke, 36,117 shares with a value of $1,434,409 for Mr. Parker, and 24,078 shares with a value of $989,606 for Mr. DeStefano.

(3) The Company paid $500,000 towards a portion of the annual premium for term life insurance on the life of Mr. Knight pursuant to a "split dollar" plan. The Company would be reimbursed for its payments from the proceeds of the life insurance policies in the event Mr. Knight dies.

(4) Includes above-market interest on deferred compensation for Dr. Clarke and Mr. Parker in the amount of $1,499 and $1,613, respectively, for the 2001 fiscal year.

(5) Includes forgiveness of $100,000 of a $500,000 loan in 1994 for a second home, pursuant to an agreement that conditions such forgiveness on continued employment with the Company.

              OPTION GRANTS IN THE FISCAL YEAR ENDED MAY 31, 2001

     There were no grants of stock options to the named executive officers during Fiscal Year 2001.

                 AGGREGATED OPTION EXERCISES IN THE FISCAL YEAR
              ENDED MAY 31, 2001 AND FISCAL YEAR-END OPTION VALUES

                                                           NUMBER OF UNEXERCISED         VALUE OF UNEXERCISED
                                                                OPTIONS AT               IN-THE-MONEY OPTIONS
                              SHARES                        FISCAL YEAR-END(#)         AT FISCAL YEAR-END($)(1)
                            ACQUIRED ON      VALUE      ---------------------------   ---------------------------
           NAME             EXERCISE(#)   REALIZED($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
           ----             -----------   -----------   -----------   -------------   -----------   -------------
Philip H. Knight..........          0               0           0              0               0             0
Thomas E. Clarke..........    387,288     $12,783,995     177,500        152,500      $  251,484      $754,453
Ian T. Todd...............          0               0      62,500         87,500      $   83,828      $251,484
Mark G. Parker............     61,056     $ 2,085,003     319,002        193,377      $4,164,382      $528,117
Gary M. DeStefano.........     49,000     $   654,906      26,250         63,750      $  100,594      $301,781

---------------
(1) Based on a fair market value as of May 31, 2001 of $41.10 per share. Values are stated on a pre-tax basis.

       LONG-TERM INCENTIVE PLANS AWARDS IN FISCAL YEAR ENDED MAY 31, 2001

                                           PERFORMANCE
                                         OR OTHER PERIOD
                                         UNTIL MATURATION
                 NAME                      OR PAYOUT(1)     THRESHOLD($)   TARGET($)   MAXIMUM($)
                 ----                    ----------------   ------------   ---------   ----------
Philip H. Knight.......................  Fiscal Year 2003      40,000       400,000     600,000
                                         Fiscal Year 2004      40,000       400,000     600,000
Thomas E. Clarke.......................  Fiscal Year 2003          --            --          --
                                         Fiscal Year 2004          --            --          --
Ian T. Todd............................  Fiscal Year 2003      20,000       200,000     300,000
                                         Fiscal Year 2004      20,000       200,000     300,000
Mark G. Parker.........................  Fiscal Year 2003      20,000       200,000     300,000
                                         Fiscal Year 2004      20,000       200,000     300,000
Gary M. DeStefano......................  Fiscal Year 2003      20,000       200,000     300,000
                                         Fiscal Year 2004      20,000       200,000     300,000

---------------
(1) The Compensation Plan Subcommittee established a series of performance targets based on fiscal 2003 and 2004 revenues and earnings per share corresponding to award payouts ranging from 10% to 150% of the target awards. Participants will receive a payout at the highest percentage level at which both performance targets are met, subject to the Committee's discretion to reduce or eliminate any award based on Company or individual performance. Under the terms of the awards, on August 15, 2003 and 2004 the Company would issue in the name of each participant a number of shares of Class B Stock with a value equal to the award payout based on the closing price of the Class B Stock on that date on the New York Stock Exchange. The shares will be 100% vested at that time. The Company's performance in fiscal year 2001 corresponded to an LTIP payout of 23% of the target awards for 2001.

     Notwithstanding anything to the contrary set forth in any of the Company's filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, the following Performance Graph and the Report of the Personnel Committee below shall not be incorporated by reference into any such filings and shall not otherwise be deemed filed under such acts.

PERFORMANCE GRAPH

     The following graph demonstrates a five-year comparison of cumulative total returns for NIKE's Class B Stock, the Standard & Poor's 500 Stock Index, and the Standard & Poor's Footwear and Textiles-Apparel Indices. The graph assumes an investment of $100 on May 31, 1996 in each of the Company's Common Stock, and the stocks comprising the Standard & Poor's 500 Stock Index and the Standard & Poor's Footwear and Textiles-Apparel Indices. Each of the indices assumes that all dividends were reinvested.

         COMPARISON OF 5-YEAR CUMULATIVE TOTAL RETURN AMONG NIKE, INC., S&P 500 INDEX, S&P FOOTWEAR INDEX AND S&P TEXTILES-APPAREL INDEX

                              (PERFORMANCE GRAPH)

                                                                                                                 S&P TEXTILES
                                             NIKE, INC.              S&P 500              S&P FOOTWEAR            (APPAREL)
                                             ----------              -------              ------------           ------------
5/96                                              100                    100                    100                    100
5/97                                           115.29                 129.41                 117.79                 106.04
5/98                                            93.07                 169.12                  94.14                 126.14
5/99                                            124.7                 204.68                 119.41                  91.45
5/00                                            88.65                 226.13                  84.77                   69.5
5/01                                               86                 202.27                  88.14                  96.42

     The Standard & Poor's Footwear Index consists of NIKE and Reebok International. The Standard & Poor's Textiles-Apparel Index consists of Liz Claiborne, Inc., Russell Corp., and VF Corp. The Standard & Poor's Footwear and Textiles-Apparel Indices include companies in two major lines of business in which the Company competes. The indices do not encompass all of the Company's competitors, nor all product categories and lines of business in which the Company is engaged. Because NIKE is part of the S&P Footwear Index, the price and returns of NIKE stock affect this index.

     The Stock Performance shown on the Graph above is not necessarily indicative of future performance. The Company will not make nor endorse any predictions as to future stock performance.

                 REPORT OF THE PERSONNEL COMMITTEE OF THE BOARD
                     OF DIRECTORS ON EXECUTIVE COMPENSATION

     The Personnel Committee of the Board of Directors (the "Committee"), subject to the approval of the Board of Directors, determines the compensation of the Company's five most highly compensated executive officers, including the Chief Executive Officer, and oversees the administration of executive compensation programs, except that stock option grants, and targets and awards under the Executive Performance Sharing Plan and the Long-Term Incentive Plan, are made by the Compensation Plan Subcommittee (the "Subcommittee"), which is composed of outside directors.

     Executive Compensation Policies and Programs. The Company's executive compensation programs are designed to attract and retain highly qualified executives and to motivate them to maximize shareholder returns by achieving both short- and long-term strategic Company goals. The programs link each executive's compensation directly to individual and Company performance. A significant portion of each executive's total compensation is variable and dependent upon the attainment of strategic and financial goals, individual performance objectives, and the appreciation in value of the Common Stock.

     There are three basic components to the Company's "pay for performance" system: base pay; annual incentive bonus; and long-term, equity-based incentive compensation. Each component is addressed in the context of individual and Company performance, competitive conditions and equity among employees. In determining competitive compensation levels, the Company analyzes information from several independent surveys which include information regarding the general industry as well as other consumer product companies. Since the Company's market for executive talent extends beyond the sports industry, the survey data includes global name-brand consumer product companies with sales in excess of $2 billion. A comparison of the Company's financial performance with that of the companies and indices shown in the Performance Graph is only one of many factors considered by the Committee to determine executive compensation.

     Base Pay. Base pay is designed to be competitive, although conservative (generally in the second or third quartile) as compared to salary levels for equivalent executive positions at other global consumer product companies. An executive's actual salary within this competitive framework will vary based on responsibilities, experience, leadership, potential future contribution, and demonstrated individual performance (measured against strategic management objectives such as maintaining customer satisfaction, developing innovative products, strengthening market share and profitability, and expanding the markets for the Company's products). The types and relative importance of specific financial and other business objectives vary among the Company's executives depending on their positions and the particular operations or functions for which they are responsible. The Company's philosophy and practice is to place a relatively greater emphasis on the incentive components of compensation.

     Annual Incentive Bonus. Each executive is eligible to receive an annual cash bonus under the Executive Performance Sharing Plan. The "target" level for that bonus, like the base salary level, is set with reference to Company-wide bonus programs, as well as competitive conditions. These target levels are intended to motivate the Company's executives by providing substantial bonus payments for the achievement of financial goals within the Company's business plan. An executive receives a percentage of his or her target bonus depending on the extent to which the Company achieves financial performance goals set by the Subcommittee, as measured by the Company's net income before taxes. Bonuses may exceed the target if the Company's performance exceeds the goal.

     Long-Term, Equity-Based Incentive Compensation. The long-term equity-based compensation program is tied directly to shareholder return. Under the current program, long-term incentive compensation consists of stock options, 25% of which vest in each of the four years after grant, and performance-based stock under the Long-Term Incentive Plan ("LTIP").

     Stock options are awarded with an exercise price equal to the fair market value of the Class B Stock on the date of grant. Accordingly, the executive is rewarded only if the market price of the Class B Stock appreciates. Since options vest over time, the Company periodically grants new options to provide continuing incentives for future performance. The size of previous grants and the number of options held are considered by the Subcommittee, but are not entirely determinative of future grants. Like base pay, the grant is set with regard to competitive considerations, and each executive's actual grant is based upon individual performance measured against the criteria described in the preceding paragraphs and the executive's potential for future contributions.

     Under the LTIP, the Subcommittee has established a series of performance targets corresponding to awards of stock ranging from 10% to 150% of the target awards. The performance targets are currently based on revenues and earnings per share. The Company expects that future awards under the LTIP will be for performance periods from between one to three years, in order to provide an incentive to achieve the Company's longer-term performance goals. If performance targets are achieved, the shares of stock issued to executives will be 100% vested for payouts made after 2002.

     Stock options and performance-based stock under the LTIP are designed to align the interests of the Company's executives with those of shareholders by encouraging executives to enhance the value of the Company and, hence, the price of the Class B Stock and the shareholders' return. In addition, through deferred vesting and three-year performance periods, this component of the compensation system is designed to create an incentive for the individual executive to remain with the Company.

     Other Plans. The Company maintains combined profit sharing and 401(k) retirement plans, a non-qualified Deferred Compensation Plan, and has proposed an Employee Stock Purchase Plan. Under the profit sharing retirement plan, the Company annually contributes to a trust on behalf of employees, including executive officers, an amount that in the past five fiscal years has equaled an annual contribution of between 3.29% to 6.94% of each employee's earnings. The percentage is determined by the Board of Directors.

     For fiscal 2001, under the terms of the profit sharing plan, each employee, including each executive officer, received a contribution to his or her plan account of 3.29% of the employee's total salary and bonus up to $170,000, and an additional 4.0% of the employee's total salary and bonus in excess of approximately $80,400 and below $170,000. Under the terms of the Deferred Compensation Plan, employees, including executive officers, whose total salary and bonus exceeds $170,000 receive a supplemental profit sharing contribution into a nonqualified deferred compensation account in an amount equal to the additional contribution they would have received under the profit sharing plan if not for the $170,000 cap on salary and bonus considered for purposes of that plan as required under IRS regulations. Accordingly, those employees each received supplemental contributions equal to 3.29% of their salary and bonus in excess of $170,000. These profit sharing plans serve to retain employees and executives, since funds do not fully vest until after five years of employment with the Company.

     Under the 401(k) retirement plan, the Company contributes up to 4% of each employee's earnings as a matching contribution for pre-tax salary deferred into the plan. This matching contribution is initially invested in Class B Stock, which strengthens the linkage between employee and shareholder interests.

     This year, the Company has proposed for shareholder approval an Employee Stock Purchase Plan ("ESPP") that would qualify under Section 423 of the Internal Revenue Code. See Proposal 2. The ESPP would allow employees to defer up to 10% or $25,000 of their annual compensation for purchases of Class B Stock. The stock would be purchased every six months at 85% of the lower of the price of the stock at the beginning and end of the six-month period. The ESPP is intended to encourage employee investment in the Company and to provide an incentive for employees to increase shareholder returns.

     Annual Reviews. Each year, the Committee reviews the executive compensation policies with respect to the linkage between executive compensation and the creation of shareholder value, as well as the competitiveness of the programs. The Committee determines what changes, if any, are appropriate in the compensation programs for the following year. In conducting the annual review, the Committee considers information provided by Human Resources staff and uses surveys and reports prepared by independent compensation consultants.

     Each year, the Committee, with the Chairman and Human Resources staff, reviews the individual performance of each of the other four most highly compensated executive officers, and the Chairman's recommendations with respect to the appropriate compensation levels and awards. The Subcommittee sets performance and bonus targets, and certifies awards, under the Executive Performance Sharing Plan and the LTIP, and makes stock option grants and restricted stock awards. The Committee makes recommendations to the Board of Directors for final approval of all other compensation matters. The Committee also reviews with the Chairman and the Human Resources staff the financial and other strategic objectives, such as those identified above, for each of the named executive officers for the following year.

     For fiscal year 2001, the Company met targeted performance objectives set for named executive officers sufficient for a payout under the Executive Performance Sharing Plan and the LTIP. This resulted from increased profitability due to aligning costs with revenues, and sales increases in key product categories and markets, helping to offset reductions in others. Furthermore, the Company's competitive position in the industry remained strong. The Company's financial performance corresponded to bonuses of 51% of the individual targeted bonuses under the Executive Performance Sharing Plan and 23% of their individual targeted stock payouts under the LTIP.

     Chief Executive Officer. In reviewing Mr. Knight's performance, the Committee focused primarily on the Company's performance in fiscal year 2001, which resulted in better earnings compared to the performance of the previous year. The Committee noted continued progress toward the achievement of various strategic objectives such as earnings growth, infrastructure expansion, and growth in key product categories and regions outside the United States. The Committee also considered the other factors and considerations described above. Consistent with the plans, Mr. Knight received a bonus of $663,000 under the Executive Performance Sharing Plan and an award of $92,000 worth of Class B Stock under the LTIP. The Committee increased Mr. Knight's base salary for the 2002 fiscal year by 3.8 percent to $1,350,000. Mr. Knight received no stock option awards.

     Section 162(m) of the Internal Revenue Code. In 2000 shareholders amended and re-approved the Executive Performance Sharing Plan, and in 1997 shareholders approved the stock option plan and the LTIP. The plans are each designed to satisfy the performance-based exception to the Section 162(m) limitation on deductibility with respect to incentive compensation for named executive officers, except that restricted stock bonuses granted in March 2000 will not qualify as performance based.

                                         Members of the Personnel Committee:

                                         Ralph D. DeNunzio, Chairman
                                         Jill K. Conway
                                         John E. Jaqua*
                                         A. Michael Spence*
                                         John R. Thompson, Jr.

---------------

* Also members of the Compensation Plan Subcommittee.

PERSONNEL COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The members of the Personnel Committee of the Board of Directors during the fiscal year ended May 31, 2001 are listed above. The Committee is composed solely of non-employee directors. Mr. Jaqua serves as Secretary of the Company, but is not an employee. During the fiscal year ended May 31, 2001, the Company paid Harbor Point Associates, Inc., of which director Ralph D. DeNunzio is President, $91,667 for financial consulting services, and paid Dr. Jill K. Conway $74,487 ($37,226 in cash, and 884 shares of Class B Stock valued at $37,261) for consulting services rendered for labor relations and corporate responsibility matters. The Company expects to pay Mr. DeNunzio, or his firm, and Dr. Conway for additional consulting services that may be performed by them for the Company during fiscal year 2002.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

     An agreement between the Company and President of New Business Ventures, Dr. Thomas E. Clarke, contains a covenant not to compete that extends for one year following the termination of his employment with the Company. The agreement provides that if he voluntarily resigns, the Company will make monthly payments to him during the one-year noncompetition period in an amount equal to one-half of his last monthly salary. The agreement provides further that if his employment is terminated by the Company, the Company will make monthly payments to him during the one-year noncompetition period in an amount equal to his last monthly salary. The Company may unilaterally waive the covenant not to compete. If the covenant is waived, the Company will not be required to make the payments described above for the months as to which the waiver applies.

     The Company has a similar agreement with Vice President Mark G. Parker that extends for one year following the termination of Mr. Parker's employment with the Company. The agreement provides that if Mr. Parker voluntarily resigns, the Company will make monthly payments to him during the one-year noncompetition period in an amount equal to the greater of (i) $20,833 or (ii) one-twenty-fourth of the total salary and bonuses received by Mr. Parker during the 12-month period immediately preceding his resignation. The agreement provides further that if Mr. Parker's employment is terminated by the Company, the Company will make monthly payments to him during the one-year noncompetition period in an amount equal to the greater of (i) $41,667 or (ii) one-twelfth of the total salary and bonuses received by Mr. Parker during the 12-month period immediately preceding his termination. If Mr. Parker is terminated without cause, the parties may mutually agree to waive the covenant not to compete, and if Mr. Parker is terminated for cause, the Company may unilaterally waive the covenant. If the covenant is waived, the Company will not be required to make the payments described above for the months as to which the waiver applies.

     The Company has an employment agreement and a covenant not to compete with Vice President Ian T. Todd, pursuant to which Mr. Todd is to receive minimum annual salary increases of five percent, and a target bonus of 60 percent of his annual salary. Mr. Todd will also be granted an option to purchase 25,000 shares of Class B Stock each year during the term of his contract, which expires July 31, 2004. Company has guaranteed a minimum level of appreciation in such options during the employment contract period. In the event the appreciation of vested options is less than an amount computed assuming a 10% per annum increase in share value, the Company will pay a cash bonus on July 31, 2004 equal to the shortfall. The options generally vest with respect to 25% of each option on the first four anniversaries of the option. If Mr. Todd's employment is terminated without cause before any of the options completely vest, the remaining unvested portion of all options granted to Mr. Todd during the term of his employment contract will vest and the options will terminate on July 31, 2004. In that event, the Company's guarantee of appreciation described above would still apply. In addition, if Mr. Todd's employment with the Company is terminated without cause, the Company will pay to Mr. Todd as severance, upon the satisfaction of certain conditions, an amount equal to 24 months' of Mr. Todd's base salary. His covenant not to compete extends for one year following the termination of his employment with the Company.

CERTAIN TRANSACTIONS AND BUSINESS RELATIONSHIPS

     During the fiscal year ended May 31, 2001, the Company paid Harbor Point Associates, Inc., of which director Ralph D. DeNunzio is President, $91,667 for financial consulting services, and paid Dr. Jill K. Conway $74,487 ($37,226 in cash, and 884 shares of Class B Stock valued at $37,261) for consulting services rendered for labor and corporate responsibility matters. The Company expects to pay Mr. DeNunzio, or his firm, and Dr. Conway for additional consulting services that may be performed by them for the Company during fiscal year 2002.

     Mr. Knight makes his airplane available for business use by the Company for no charge. NIKE operates and maintains the aircraft. During fiscal 2001, Mr. Knight reimbursed the Company $63,439 for NIKE's operating costs related to his personal use of this aircraft.

INDEBTEDNESS OF MANAGEMENT

     In 1994 the Company loaned $500,000 at 5.65% per annum to President of New Business Ventures Thomas E. Clarke for the purchase of a second home. The loan is secured by the second home, and must be repaid within 180 days following termination of employment. As an inducement to remain employed by the Company, the Company has agreed to forgive $100,000 of the loan commencing January 1, 2000 and on each of the four anniversary dates thereafter, provided that Dr. Clarke remains employed by the Company.

                                   PROPOSAL 2

            APPROVAL OF THE NIKE, INC. EMPLOYEE STOCK PURCHASE PLAN

     The Company's Employee Stock Purchase Plan (the "ESPP") is intended to provide a convenient and practical means by which employees may participate in stock ownership of the Company. The Board of Directors believes that the opportunity to acquire a proprietary interest in the success of the Company through the acquisition of shares of Class B Stock pursuant to the ESPP will be an important aspect of the Company's ability to attract and retain highly qualified and motivated employees. Accordingly, the Board has approved the ESPP, subject to shareholder approval.

     The complete text of the ESPP is attached to this proxy statement as Exhibit A. The following description of the ESPP is a summary of certain provisions and is qualified in its entirety by reference to Exhibit A.

DESCRIPTION OF THE ESPP

     Shares Reserved for the ESPP. A total of 3,000,000 shares of Class B Stock are reserved under the ESPP for issuance to participating employees. The number of shares reserved under the ESPP is subject to adjustment in the event of stock dividends, reverse or forward stock splits, combinations of shares, recapitalizations or other changes in the outstanding Class B Stock.

     Eligibility. All active employees of the Company and its participating subsidiaries are eligible to participate in the ESPP, except for the following:
(a) any employee who has been employed less than one month when an offering commences, (b) any employee whose customary employment is less than 20 hours per week, and (c) any employee who would, immediately after an offering, and after including the number of shares that could be purchased in that offering, own or be deemed to own five percent or more of the voting power or value of all classes of stock of the Company or any subsidiary of the Company.

     ESPP Offerings. The ESPP shall be implemented by a series of six-month offerings, with a new offering commencing on April 1 and October 1 of each year beginning with October 1, 2001. The first day of each offering is the "offering date" for that offering and the last day of each offering is the "purchase date" for that offering. An employee may purchase shares only through payroll deductions permitted under the ESPP. Payroll deductions must be not less than 1% or more than 10% of the participant's compensation.

     The maximum number of shares that any participant may purchase in any single offering is 1,000 shares. In addition, the terms of an offering may not allow an employee's right to purchase shares under all stock purchase plans of the Company and its subsidiaries to which Section 423 of the Internal Revenue Code of 1986, as amended (the "Code"), applies to accrue at a rate that exceeds $25,000 of fair market value of shares, as determined on the offering date, for each calendar year in which the offering is outstanding.

     Purchase Price. The price at which shares may be purchased in an offering will be the lower of (a) 85 percent of the fair market value of a share of Class B Stock on the offering date of the offering or (b) 85 percent of the fair market value of a share of Class B Stock on the purchase date of the offering. The fair market value of a share of Class B Stock on any date will be the closing price on the immediately preceding trading day of the Class B Stock on the New York Stock Exchange or, if the Class B Stock is not traded on the New York Stock Exchange, such other reported value of the Class B Stock as may be specified by the Board of Directors.

     Termination and Amendment. The ESPP will terminate when all of the shares reserved for purposes of the ESPP have been purchased, provided that the Board of Directors in its sole discretion may terminate the ESPP at any time. The Board may at any time amend the ESPP in any and all respects, provided that without shareholder approval, the Board may not increase the number of shares reserved for the ESPP or decrease the purchase price of shares offered pursuant to the ESPP.

TAX CONSEQUENCES

     The ESPP is intended to qualify as an "employee stock purchase plan" within the meaning of Section 423 of the Code. Under the Code, employees will not recognize taxable income or gain with respect to shares purchased under the ESPP either at the offering date or the purchase date of an offering. If an employee disposes of shares purchased under the ESPP more than two years after the offering date, or in the event of the employee's death at any time, the employee or the employee's estate generally will be required to report as ordinary compensation income for the taxable year of disposition or death an amount equal to the lesser of (a) the excess of the fair market value of the shares at the time of disposition or death over the applicable purchase price, or (b) 15 percent of the fair market value of the shares on the offering date. In the case of such a disposition or death, the Company will not be entitled to any deduction from income. Any gain on the disposition in excess of the amount treated as ordinary compensation income generally will be capital gain.

     If an employee disposes of shares purchased under the ESPP within two years after the offering date, the employee generally will be required to report the excess of the fair market value of the shares on the purchase date over the applicable purchase price as ordinary compensation income for the year of disposition. If the disposition is by sale, any difference between the fair market value of the shares on the purchase date and the disposition price generally will be capital gain or loss. In the event of a disposition within two years after the offering date, subject to certain limitations such as the $1,000,000 cap on deductibility under Section 162(m) of the Code, the Company generally will be entitled to a deduction from income in the year of such disposition equal to the amount the employee is required to report as ordinary compensation income.

RECOMMENDATION OF THE BOARD

     The Board of Directors recommends that shareholders vote FOR approval of the ESPP. Holders of Class A Stock and Class B Stock will vote together as a single class on Proposal 2. If holders of a majority of the shares of Common Stock vote on the proposal, Proposal 2 will be adopted if the votes cast in favor of the proposal exceed the votes cast against the proposal. Accordingly, abstentions and broker non-votes will have no effect on the results of the vote.

                                   PROPOSAL 3

                              SHAREHOLDER PROPOSAL

     John C. Harrington, P.O. Box 6108, Napa, California 94581-1108, a holder of 100 shares of Class B Stock, submitted the following resolution (the "Proposal"), for the reasons stated. The Board of Directors recommends a vote AGAINST the Proposal and asks shareholders to read through NIKE's response, which follows the shareholder proposal.

          US BUSINESS PRINCIPLES FOR HUMAN RIGHTS OF WORKERS IN CHINA

     WHEREAS: our company's business practices in China respect human and labor rights of workers. The eleven principles below were designed to commit a company to a widely accepted and thorough set of human and labor rights standards for China. They were defined by the International Labor Organization and the United Nations Covenants on Economic, Social and Cultural Rights, and Civil, and Political Rights. They have been signed by the Chinese government and China's national laws.

          (1) No goods or products produced within our company's facilities or those of suppliers shall be manufactured by bonded labor, forced labor, within prison camps or as part of reform-through-labor or reeducation-through-labor programs.

          (2) Our facilities and suppliers shall adhere to wages that meet workers' basic needs, fair and decent working hours, and at a minimum, to the wage and hour guidelines provided by China's national labor laws.

          (3) Our facilities and suppliers shall prohibit the use of corporal punishment, any physical, sexual or verbal abuse or harassment of workers.

          (4) Our facilities and suppliers shall use production methods that do not negatively affect the worker's occupational safety and health.

          (5) Our facilities and suppliers shall not call on police or military to enter their premises to prevent workers from exercising their rights.

          (6) We shall undertake to promote the following freedoms among our employees and the employees of our suppliers: freedom of association and assembly, including the rights to form unions and bargain collectively; freedom of expression, and freedom from arbitrary arrest or detention.

          (7) Company employees and those of our suppliers shall not face discrimination in hiring, remuneration or promotion based on age, gender, marital status, pregnancy, ethnicity or region of origin.

          (8) Company employees and those of our suppliers shall not face discrimination in hiring, remuneration or promotion based on labor, political or religious activity, or on involvement in demonstrations, past records of arrests or internal exile for peaceful protest, or membership in organizations committed to non-violent social or political change.

          (9) Our facilities and suppliers shall use environmentally responsible methods of production that have minimum adverse impact on land, air and water quality.

          (10) Our facilities and suppliers shall prohibit child labor, at a minimum comply with guidelines on minimum age for employment within China's national labor laws.

          (11) We will issue annual statements to the Human Rights for Workers in China Working Group detailing our efforts to uphold these principles and to promote these basic freedoms.

     RESOLVED: Stockholders request the Board of Directors to make all possible lawful efforts to implement and/or increase activity on each of the principles named above in the People's Republic of China.

     SUPPORTING STATEMENT: As U.S. companies import more goods, consumer and shareholder concern is growing about working conditions in China that fall below basic standards of fair and humane treatment. We hope that our company can prove to be a leader in its industry and embrace these principles.

RECOMMENDATION OF THE BOARD

     The Board of Directors recommends a vote AGAINST adoption of the Proposal for the following reasons:

     NIKE supports the general intent of the Proposal, but believes that it already has a Code of Conduct that addresses most of the principles contained in the Proposal that the Company can legally comply with in China. Also, there are elements of the proposal that are vague and so sweeping in nature that compliance would be difficult or impossible to measure.

     NIKE is committed to operating in full compliance with applicable laws in every country in which it does business, including China, and requires the same compliance of its contract manufacturers.

NIKE was among the first in the industry to establish standards for labor practices and environmental responsibility in the numerous countries in which its products are manufactured. These standards and principles are embodied in the NIKE Code of Conduct, first established in 1992. NIKE has regularly revised, improved and expanded the Code of Conduct as it has been able to raise levels of compliance in its contract factories. The Code's requirements frequently exceed the requirements of local laws in many countries, and in many instances impose standards that are higher than those stated in the Proposal.

     The Board believes the Proposal is redundant because NIKE's Code of Conduct already prohibits the use of forced labor or child labor, and requires employers to respect the dignity of workers. Moreover, NIKE works with its contractors on safety standards, and has adopted specific exposure limit standards for indoor factory air quality (or their equivalent) established by U.S. OSHA.

     Since 1992, the Company has invested significant resources to develop its own internal system to monitor compliance with the Code of Conduct, and to work with external auditing partners, and, more recently, international non-governmental organizations to collect data directly from workers to help enforce the Code.

     In addition, some parts of the Proposal are vague and overbroad, and lack clear standards, such as requiring wages that meet workers' "basic needs," requiring production methods that do not "negatively affect" worker health and have "minimum adverse impact" on land, air and water quality, and "promoting" enumerated freedoms.

     The Proposal also calls for contradictory actions. It requires an employer to comply with the law of the country in which it operates, but also requires that the employer promote the right to form unions and establish collective bargaining -- actions which are illegal in China. Further, since NIKE does not control the state in China, nor its police, the Company is not in a position to guarantee workers freedom from arrest or detention. Where rights of free association and collective bargaining are illegal, NIKE has successfully used worker opinion surveys conducted by independent non-governmental organizations to provide necessary information to NIKE and factory management about workers' needs and desires.

     But, in the spirit of the proponent of the Proposal, NIKE has, in the past three years,

     - raised the minimum age for workers to 18 years for its contract footwear factories and 16 for its apparel factories.

     - sponsored, with its factory partners, loan programs for workers to provide capital for small businesses in factory communities, and free education for workers seeking to improve their quality of life.

     - improved the air quality in factories by developing and introducing safe water-based glues to replace petroleum-based glues in shoe production.

     - worked with the Global Alliance for Workers and Communities to assess worker sentiments and needs in factories in Thailand, Vietnam and Indonesia, and developed remediation plans to meet worker concerns about conditions and benefits such as education or health care. The Global Alliance will undertake similar survey research in China. See www.theglobalalliance.org.

     - made significant investments in community youth sports development programs in China, including building or making available high quality youth sports facilities and organizing and funding youth sports programs.

     The Board encourages shareholders to obtain more information about these programs and the NIKE Code of Conduct, and also to take a look inside a factory at www.nikebiz.com/social.

     Although the Board agrees with the concerns for worker welfare expressed, the Board believes that adoption of the Proposal as currently worded would be counterproductive because of its redundancy with the Code of Conduct, vague and conflicting requirements, and the potential to divert valuable resources from Code of Conduct compliance monitoring. Accordingly, the Board recommends a vote AGAINST the Proposal.

     Holders of Class A Stock and Class B Stock will vote together as a single class on Proposal 3. If holders of a majority of the shares of Common Stock vote on the proposal, Proposal 3 will be adopted if the votes cast in favor of the proposal exceed the votes cast against the proposal. Accordingly, abstentions and broker non-votes will have no effect on the results of the vote.

                                   PROPOSAL 4

                    RATIFICATION OF INDEPENDENT ACCOUNTANTS

     The Board of Directors of the Company, upon recommendation of its Audit Committee, has appointed PricewaterhouseCoopers LLP as independent accountants to examine the Company's consolidated financial statements for the fiscal year ending May 31, 2002 and to render other professional services as required.

     The Board of Directors is submitting the appointment of PricewaterhouseCoopers LLP to shareholders for ratification.

     PricewaterhouseCoopers has served as independent accountants to the Company since 1971. Representatives of PricewaterhouseCoopers will be present at the Annual Meeting and are expected to be available to respond to questions.

     Notwithstanding anything to the contrary set forth in any of the Company's filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, the following Report of the Audit Committee shall not be incorporated by reference into any such filings and shall not otherwise be deemed filed under such acts.

                         REPORT OF THE AUDIT COMMITTEE

     The Audit Committee has:

     - Reviewed and discussed the audited financial statements with management.

     - Discussed with the independent auditors the matters required to be discussed by SAS 61.

     - Received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, and has discussed with the independent auditors the auditors' independence.

     - Based on the review and discussions above, recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the last fiscal year for filing with the Securities and Exchange Commission.

     - Considered whether the provision by the principal accountant of professional services other than for the audit of the Company's financial statements is compatible with maintaining the principal accountant's independence, and determined that it is compatible.

     The Board of Directors has determined that the members of the Audit Committee are independent. The Audit Committee has adopted a written charter.

     Members of the Audit Committee:

          Delbert J. Hayes, Chairman
          Douglas G. Houser
          A. Michael Spence

     Aggregate fees billed for professional services rendered by the Company's principal accountants, PricewaterhouseCoopers LLP, for the most recent fiscal year:

Audit Fees........................................  $ 1.7 million
Financial Information Systems
  Design and Implementation.......................  $ 4.7 million
All Other Fees....................................  $15.2 million
                                                    -------------
          Total...................................  $21.6 million

                                 OTHER MATTERS

     As of the time this proxy statement was printed, management was unaware of any proposals to be presented for consideration at the Annual Meeting other than those set forth herein, but if other matters do properly come before the Annual Meeting, the persons named in the proxy will vote the shares represented by such proxy according to their best judgment.

                             SHAREHOLDER PROPOSALS

     A proposal by a shareholder for inclusion in the Company's proxy statement and form of proxy for the 2002 annual meeting of shareholders must be received by John F. Coburn III, Assistant Secretary of NIKE, at One Bowerman Drive, Beaverton, Oregon 97005-6453, on or before April 12, 2002 in order to be eligible for inclusion. Rules under the Securities Exchange Act of 1934 describe standards as to the submission of shareholder proposals. In addition, the Company's bylaws require that any shareholder wishing to make a nomination for Director, or wishing to introduce a proposal or other business at a shareholder meeting must give the Company at least 60 days' advance written notice, and that notice must meet certain requirements described in the bylaws.

     A COPY OF NIKE'S 2001 ANNUAL REPORT ON FORM 10-K WILL BE AVAILABLE TO SHAREHOLDERS WITHOUT CHARGE UPON REQUEST TO: INVESTOR RELATIONS, NIKE, INC., ONE BOWERMAN DRIVE, BEAVERTON, OREGON 97005-6453.

                                         For the Board of Directors

                                         JOHN E. JAQUA
                                         SECRETARY

                                                                       EXHIBIT A

                    NIKE, INC. EMPLOYEE STOCK PURCHASE PLAN

     1. Purpose of the Plan. NIKE, Inc. (the "Company") believes that ownership of shares of its common stock by employees of the Company and its Participating Subsidiaries (as defined below) is desirable as an incentive to better performance and improvement of profits, and as a means by which employees may share in the rewards of growth and success. The purpose of the Company's Employee Stock Purchase Plan (the "Plan") is to provide a convenient means by which employees of the Company and Participating Subsidiaries may purchase the Company's shares through payroll deductions and a method by which the Company may assist and encourage such employees to become share owners.

     2. Shares Reserved for the Plan. There are 3,000,000 shares of the Company's authorized but unissued or reacquired Class B Common Stock reserved for purposes of the Plan. The number of shares reserved for the Plan is subject to adjustment in the event of any stock dividend, stock split, combination of shares, recapitalization or other change in the outstanding Class B Common Stock of the Company. The determination of whether an adjustment shall be made and the manner of any such adjustment shall be made by the Board of Directors of the Company, which determination shall be conclusive.

     3. Administration of the Plan. The Plan shall be administered by or under the direction of the Personnel Committee of the Board of Directors, which may delegate some or all of its duties and authority to one or more Company employees. The Personnel Committee may promulgate rules and regulations for the operation of the Plan, adopt forms for use in connection with the Plan, and decide any question of interpretation of the Plan or rights arising thereunder. The Personnel Committee may consult with counsel for the Company on any matter arising under the Plan. All determinations and decisions of the Personnel Committee shall be conclusive.

     4. Eligible Employees. All Eligible Employees (as defined below) of the Company and all Eligible Employees of each corporate subsidiary of the Company that is designated by the Board of Directors of the Company as a participant in the Plan (such participating subsidiary being hereinafter called a "Participating Subsidiary") are eligible to participate in the Plan. An "Eligible Employee" is an employee who has been employed by the Company or a Participating Subsidiary for at least one full month prior to the Offering Date (as defined below) excluding, however, (a) any employee whose customary employment is less than 20 hours per week, and (b) any employee who would, after a purchase of shares under the Plan, own or be deemed (under Section 424(d) of the Internal Revenue Code of 1986, as amended (the "Code")) to own stock (including stock subject to any outstanding options held by the employee) possessing 5 percent or more of the total combined voting power or value of all classes of stock of the Company or any parent or subsidiary of the Company.

     5. Offerings.

     (a) Offering and Purchase Dates. The Plan shall be implemented by a series of six-month offerings (the "Offerings"), with a new Offering commencing on April 1 and October 1 of each year beginning with October 1, 2001. Each Offering commencing on April 1 of any year shall end on September 30 of that year, and each Offering commencing on October 1 of any year shall end on March 31 of the following year. The first day of each Offering is the "Offering Date" for that Offering and the last day of each Offering is the "Purchase Date" for that Offering.

     (b) Grants; Limitations. On each Offering Date, each Eligible Employee shall be granted an option under the Plan to purchase shares of Class B Common Stock on the Purchase Date for the Offering for the price determined under paragraph 7 of the Plan exclusively through payroll deductions authorized under paragraph 6 of the Plan; provided, however, that (i) no option shall permit the purchase of more than 1,000 shares, and (ii) no option may be granted under the Plan that would allow an employee's right to purchase shares under all stock purchase plans of the Company and its parents and subsidiaries to which Section 423 of the Code applies to accrue at a rate that exceeds $25,000 of fair market value of shares (determined at the date of grant) for each calendar year in which such option is outstanding.

     6. Participation in the Plan.

     (a) Initiating Participation. An Eligible Employee may participate in an Offering under the Plan by filing with the Company a subscription and payroll deduction authorization on a form furnished by the Company. The subscription and payroll deduction authorization must be filed no later than the "Subscription Deadline," which shall be a number of days prior to the Offering Date with the exact number of days being established from time to time by the Personnel Committee by written notice to Eligible Employees. Once filed, a subscription and payroll deduction authorization shall remain in effect unless amended or terminated, and upon the expiration of an Offering the participants in that Offering will be automatically enrolled in the new Offering starting the following day. The payroll deduction authorization will authorize the employing corporation to make payroll deductions in an amount designated by the participant from each of the participant's paychecks during the Offering. The designated amount to be deducted from each paycheck must be a whole percentage of not less than one percent or more than 10 percent of the participant's Compensation (as defined below) for the period covered by the paycheck. If payroll deductions are made by a Participating Subsidiary, that corporation will promptly remit the amount of the deductions to the Company.

     (b) Definition of Compensation. "Compensation" means the participant's pay reportable on IRS Form W-2 (under Section 3401(a) of the Code), adjusted as follows:

          (i) Before-tax contributions to a non-qualified deferred compensation arrangement, contributions to a plan qualified under Section 401(k) of the Code, and any amounts set aside by the participant from otherwise taxable pay under a welfare benefit plan qualified under Section 125 of the Code shall be included.

          (ii) Expense reimbursements, disability benefits, payments from a nonqualified deferred compensation arrangement, stock option income, and adjustments for overseas employment (other than any transfer premium) shall be excluded.

          (iii) Any payment representing excess vacation or paid time-off accruals (where such excess represents vacation or time-off not taken) shall be excluded.

     (c) Amending Participation. After a participant has begun participating in the Plan by initiating payroll deductions, the participant may amend the payroll deduction authorization (i) once during any Offering to decrease the amount of payroll deductions, and (ii) effective for the first paycheck of a new Offering to either increase or decrease the amount of payroll deductions. In addition, if the amount of payroll deductions from any participant during an Offering exceeds the maximum amount that can be applied to purchase shares in that Offering under the limitations set forth in paragraph 5(b) above, then (x) as soon as practicable following a written request from the participant, payroll deductions from the participant shall cease and all such excess amounts shall be refunded to the participant, and (y) payroll deductions from the participant shall restart as of the commencement of the next Offering at the rate set forth in the participant's then effective payroll deduction authorization. A permitted change in payroll deductions shall be effective for any paycheck only if written notice is received by the Company at least 10 business days prior to the payday for that paycheck.

     (d) Terminating Participation. After a participant has begun participating in the Plan by initiating payroll deductions, the participant may terminate participation in the Plan by written notice received by the Company at least some number of days prior to a Purchase Date, with the exact number of days being established from time to time by the Personnel Committee by written notice to participants. Participation in the Plan shall also terminate when a participant ceases to be an Eligible Employee for any reason, including death or retirement. A participant may not reinstate participation in the Plan with respect to a particular Offering after once terminating participation in the Plan with respect to that Offering. Upon termination of a participant's participation in the Plan, all amounts deducted from the participant's Compensation and not previously used to purchase shares under the Plan shall be returned to the participant.

     7. Option Price. The price at which shares shall be purchased in an Offering shall be the lower of (a) 85% of the fair market value of a share of Class B Common Stock on the Offering Date of the Offering or (b) 85% of the fair market value of a share of Class B Common Stock on the Purchase Date of the Offering. The fair market value of a share of Class B Common Stock on any date shall be the closing price on the immediately preceding trading day of the Class B Common Stock on the New York Stock Exchange or, if the Class B Common Stock is not traded on the New York Stock Exchange, such other reported value of the Class B Common Stock as shall be specified by the Board of Directors.

     8. Purchase of Shares. All amounts withheld from the Compensation of a participant shall be credited to his or her account under the Plan. No interest will be paid on such accounts, unless otherwise determined by the Board of Directors. On each Purchase Date, the amount of the account of each participant will be applied to the purchase of shares (including fractional shares) by such participant from the Company at the price determined under paragraph 7 above. Any cash balance remaining in a participant's account after a Purchase Date as a result of the limitations set forth in paragraph 5(b) above shall be repaid to the participant.

     9. Delivery and Custody of Shares. Shares purchased by participants pursuant to the Plan will be delivered to and held in the custody of such investment or financial firm (the "Custodian") as shall be appointed by the Personnel Committee. The Custodian may hold in nominee or street name certificates for shares purchased pursuant to the Plan, and may commingle shares in its custody pursuant to the Plan in a single account without identification as to individual participants. By appropriate instructions to the Custodian, a participant may from time to time sell all or part of the shares held by the Custodian for the participant's account at the market price at the time the order is executed. If a participant desires to sell all of the shares in his or her account, the Custodian or the Company will purchase any fraction of a share in the account at the same price per share that the whole shares are sold on the market. By appropriate instructions to the Custodian, a participant may obtain
(a) transfer into the participant's own name of all or part of the whole shares held by the Custodian for the participant's account and delivery of such whole shares to the participant, or (b) transfer of all or part of the whole shares held for the participant's account by the Custodian to a regular individual brokerage account in the participant's own name, either with the firm then acting as Custodian or with another firm; provided, however, that no shares may be transferred under (a) or (b) until two years after the Offering Date of the Offering in which the shares were purchased.

     10. Records and Statements. The Custodian will maintain the records of the Plan. As soon as practicable after each Purchase Date each participant will receive a statement showing the activity of his or her account since the preceding Purchase Date and the balance on the Purchase Date as to both cash and shares. Participants will be furnished such other reports and statements, and at such intervals, as the Personnel Committee shall determine from time to time.

     11. Expense of the Plan. The Company will pay all expenses incident to operation of the Plan, including costs of record keeping, accounting fees, legal fees, commissions and issue or transfer taxes on purchases pursuant to the Plan, on dividend reinvestments and on delivery of shares to a participant or into his or her brokerage account. The Company will not pay expenses, commissions or taxes incurred in connection with sales of shares by the Custodian at the request of a participant. Expenses to be paid by a participant will be deducted from the proceeds of sale prior to remittance.

     12. Rights Not Transferable. The right to purchase shares under this Plan is not transferable by a participant, and such right is exercisable during the participant's lifetime only by the participant. Upon the death of a participant, any cash withheld and not previously applied to purchase shares, together with any shares held by the Custodian for the participant's account shall be transferred to the persons entitled thereto under the laws of the state of domicile of the participant upon a proper showing of authority.

     13. Dividends and Other Distributions; Reinvestment. Stock dividends and other distributions in shares of Class B Common Stock of the Company on shares held by the Custodian shall be issued to the Custodian and held by it for the account of the respective participants entitled thereto. Cash distributions other than dividends, if any, on shares held by the Custodian will be paid currently to the participants entitled thereto. Cash dividends, if any, on shares held by the Custodian will be reinvested in Class B Common Stock on behalf of the participants entitled thereto. The Custodian shall establish a separate account for each participant for the purpose of holding shares acquired through reinvestment of the participant's dividends. On each dividend payment date, the Custodian shall receive from the Company the aggregate amount of dividends payable with respect to all shares held by the Custodian for participants' accounts under the Plan. As soon as practicable thereafter, the Custodian shall use all of the funds so received to purchase shares of Class B Common Stock in the public market, and shall then allocate such shares (including fractional shares) among the dividend reinvestment accounts of the participants pro rata based on the amount of dividends reinvested for each participant. A participant may sell or transfer shares in the participant's dividend reinvestment account in accordance with paragraph 9 above, except that there shall be no holding period required for a transfer from a dividend reinvestment account.

     14. Voting and Shareholder Communications. In connection with voting on any matter submitted to the shareholders of the Company, the Custodian will cause the shares held by the Custodian for each participant's accounts to be voted in accordance with instructions from the participant or, if requested by a participant, furnish to the participant a proxy authorizing the participant to vote the shares held by the Custodian for his or her accounts. Copies of all general communications to shareholders of the Company will be sent to participants in the Plan.

     15. Tax Withholding. Each participant who has purchased shares under the Plan shall immediately upon notification of the amount due, if any, pay to the Company in cash amounts necessary to satisfy any applicable federal, state and local tax withholding determined by the Company to be required. If the Company determines that additional withholding is required beyond any amount deposited at the time of purchase, the participant shall pay such amount to the Company on demand. If the participant fails to pay the amount demanded, the Company may withhold that amount from other amounts payable by the Company to the participant, including salary, subject to applicable law.

     16. Responsibility and Indemnity. Neither the Company, its Board of Directors, the Personnel Committee, the Custodian, any Participating Subsidiary, nor any member, officer, agent, or employee of any of them, shall be liable to any participant under the Plan for any mistake of judgment or for any omission or wrongful act unless resulting from gross negligence, willful misconduct or intentional misfeasance. The Company will indemnify and save harmless its Board of Directors, the Personnel Committee, the Custodian and any such member, officer, agent or employee against any claim, loss, liability or expense arising out of the Plan, except such as may result from the gross negligence, willful misconduct or intentional misfeasance of such entity or person.

     17. Conditions and Approvals. The obligations of the Company under the Plan shall be subject to compliance with all applicable state and federal laws and regulations, compliance with the rules of any stock exchange on which the Company's securities may be listed, and approval of such federal and state authorities or agencies as may have jurisdiction over the Plan or the Company. The Company will use its best effort to comply with such laws, regulations and rules and to obtain such approvals.

     18. Amendment of the Plan. The Board of Directors of the Company may from time to time amend the Plan in any and all respects, except that without the approval of the shareholders of the Company, the Board of Directors may not increase the number of shares reserved for the Plan (except for adjustments authorized in paragraph 2 above) or decrease the purchase price of shares offered pursuant to the Plan.

     19. Termination of the Plan. The Plan shall terminate when all of the shares reserved for purposes of the Plan have been purchased, provided that the Board of Directors in its sole discretion may at any time terminate the Plan without any obligation on account of such termination, except as hereinafter in this paragraph provided. Upon termination of the Plan, the cash and shares, if any, held in the accounts of each participant shall forthwith be distributed to the participant or to the participant's order, provided that if prior to the termination of the Plan, the Board of Directors and shareholders of the Company shall have adopted and approved a substantially similar plan, the Board of Directors may in its discretion determine that the accounts of each participant under this Plan shall be carried forward and continued as the accounts of such participant under such other plan, subject to the right of any participant to request distribution of the cash and shares, if any, held for his accounts.

                                     ANNUAL
                                    MEETING
                                      AND
                                PROXY STATEMENT

                               SEPTEMBER 17, 2001
                                PORTLAND, MAINE

                                   NIKE LOGO
               This proxy statement is printed on recycled paper

[NIKE SWOOSH LOGO]

NIKE, INC.
P.O. BOX 8094
JERSEY CITY, NJ 08818-8094

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site. You will be prompted to enter your 12-digit Control Number which is located below to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call. You will be prompted to enter your 12-digit Control Number which is located below and then follow the simple instructions the Vote Voice provides you.

VOTE BY MAIL
Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Nike, Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:     [ ] NIKE01            KEEP THIS PORTION FOR YOUR RECORDS
-----------------------------------------------------------------------------------------------------------------------
                 THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.        DETACH AND RETURN THIS PORTION ONLY


NIKE, INC.

THE BOARD OF DIRECTORS RECOMMENDS A
VOTE FOR PROPOSALS 2 AND 4, AND AGAINST
PROPOSAL 3                                 For    Withhold    For All     To withhold authority to vote, mark
                                           All      All       Except      "For All Except" and write the nominee's number
                                                                          on the line below.

1.  Election of Directors;                  [ ]     [ ]            [ ]     ___________________________________
    Nominees: 01) Ralph D. DeNunzio,
    02) Richard K. Donahue, (03) Douglas
    G. Houser 04) John E. Jaqua, 05) Philip
    K. Knight, 06) Charles W. Robinson,
    07) Michael Spence, 08) John R.
    Thompson, Jr.                                                          For           Against        Abstain

2.  Proposal to approve the NIKE, Inc.
    Employee Stock Purchase Plan.                                           [ ]            [ ]            [ ]

3.  Shareholder proposal regarding China
    business principles.                                                    [ ]            [ ]            [ ]

4.  Proposal to ratify the appointment of
    PricewaterhouseCoopers LLP as independent
    accountants.                                                            [ ]            [ ]            [ ]

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS SPECIFIED, BUT IF NO
SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES
FOR DIRECTOR, FOR PROPOSALS 2 AND 4, AND AGAINST PROPOSAL 3. THE PROXIES MAY
VOTE IN THEIR DISCRETION AS TO OTHER MATTERS WHICH MAY COME BEFORE THE MEETING.

YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE
BOXES, BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE
WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS. THE PROXIES CANNOT VOTE
YOUR SHARES UNLESS YOU SIGN AND RETURN THIS CARD.

For address changes and/or comments, please check   [ ]
this box and write them on the back where indicated.

(Please date and sign below exactly as your name or names appear hereon. Joint owners should each sign personally. Corporate proxies should be signed in full corporate name by an authorized officer and attested. Persons signing in a fiduciary capacity should indicate their full titles in such capacity.)


____________________________________________                    ___________________________________
Signature (PLEASE SIGN WITHIN BOX)      Date                    Signature (Joint Owners)       Date

-------------------------------------------------------------------------------

                                   NIKE, INC.

                           CLASS A COMMON STOCK PROXY

                 SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                      FOR THE 2001 MEETING OF SHAREHOLDERS
                               SEPTEMBER 17, 2001


The undersigned hereby appoints Philip H. Knight, Delbert J. Hayes and Douglas
G. Houser, and each of them, proxies with full power of substitution, to vote, as designated on the reverse side, on behalf of the undersigned all shares of Class A Common Stock which the undersigned may be entitled to vote at the Annual Meeting of Shareholders of NIKE, Inc. on September 17, 2001, and any adjournments thereof, with all powers that the undersigned would possess if personally present. A majority of the proxies or substitutes present at the meeting may exercise all powers granted hereby.

ADDRESS CHANGE/COMMENTS:

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
                If you noted address changes or comments above,
             please mark the corresponding box on the reverse side.

[Nike logo]

NIKE, INC.
P.O. BOX 8094
JERSEY CITY, NJ 08818-8094

VOTE BY INTERNET - www.proxyvote.com
Use the internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site. You will be prompted to enter your 12-digit Control Number which is located below to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call. You will be prompted to enter your 12-digit Control Number which is located below and then follow the simple instructions the Vote Voice provides you.

VOTE BY MAIL
Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Nike, Inc. c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:  NIKE03   KEEP THIS PORTION FOR YOUR RECORDS.
--------------------------------------------------------------------------------------------------------
                                                                    DETACH AND RETURN THIS PORTION ONLY.
             THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

---------------------------------------------------------------------------------------------------------------------------------

NIKE, INC.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 2 AND 4, AND AGAINST PROPOSALS 3.

1. Election of Directors:
   Nominees: 01) Thomas E. Clarke, 02) Jill K. Conway, and
   03) Delbert J. Hayes.

   FOR    WITHHOLD    FOR ALL   To withhold authority to vote, mark "For All Except"
   ALL      ALL       EXCEPT    and write the nominee's number on the line below.
   [ ]      [ ]       [    ]

                                --------------------------------------------------

2. Proposal to approve the NIKE, Inc. Employee Stock Purchase Plan

   FOR    AGAINST   ABSTAIN
   [ ]      [ ]       [ ]

3. Shareholder proposal regarding China business principles.

   FOR    AGAINST   ABSTAIN
   [ ]      [ ]       [ ]

4. Proposal to ratify the appointment of PricewaterhouseCoopers LLP as independent accountants.

   FOR    AGAINST   ABSTAIN
   [ ]      [ ]       [ ]

THESE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS SPECIFIED, BUT IF NO
SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES
FOR DIRECTOR, FOR PROPOSALS 2 AND 4, AND AGAINST PROPOSAL 3. THE PROXIES MAY
VOTE IN THEIR DISCRETION AS TO OTHER MATTERS WHICH MAY COME BEFORE THE MEETING.

YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES, BUT
YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF
DIRECTORS' RECOMMENDATIONS. THE PROXIES CANNOT VOTE YOUR SHARES UNLESS YOU SIGN
AND RETURN THIS CARD.

     For address changes and/or comments, please check      [ ]
      this box and write them on the back where indicated.

(Please date and sign below exactly as your name or names appear hereon. Joint owners should each sign personally. Corporate proxies should be signed in full corporate name by an authorized officer and attested. Persons signing in a fiduciary capacity should indicate their full titles in such capacity.)


-----------------------------------------     ---------------------------------
Signature (PLEASE SIGN WITHIN BOX)   Date     Signature (Joint Owners)    Date

-------------------------------------------------------------------------------

                                   NIKE, INC.

                           CLASS B COMMON STOCK PROXY

                 SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                      FOR THE 2001 MEETING OF SHAREHOLDERS
                               SEPTEMBER 17, 2001


The undersigned hereby appoints Philip H. Knight, Delbert J. Hayes and Douglas
G. Houser, and each of them, proxies with full power of substitution, to vote, as designated on the reverse side, on behalf of the undersigned all shares of Class B Common Stock which the undersigned may be entitled to vote at the Annual Meeting of Shareholders of NIKE, Inc. on September 17, 2001, and any adjournments thereof, with all powers that the undersigned would possess if personally present. A majority of the proxies or substitutes present at the meeting may exercise all powers granted hereby.

ADDRESS CHANGE/COMMENTS:

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
                If you noted address changes or comments above,
             please mark the corresponding box on the reverse side.